UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 3, 2022

Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive

San Antonio, Texas 78258

(210) 490-4788

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	AXAS	OTCQX

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item. 1.01	Entry into a Material Definitive Agreement.

Asset Purchase and Sale Agreement

On January 3, 2022, Abraxas Petroleum Corporation, a Nevada corporation (the “Company”, “we”, “us” or “our”) issued a press release, which is filed herewith as Exhibit 99.1, regarding the Company and Lime Rock Resources V-A, L.P., a Delaware limited partnership (“Lime Rock”), having entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to Lime Rock certain oil, gas, and mineral properties in the Williston Basin region of North Dakota (the “Properties”) and other related assets (together with the Properties, the “Assets”) belonging to the Company and its subsidiaries for $87,200,000 in cash, subject to customary purchase price adjustments (the “Purchase Price”; such sale, the “Sale”). As described in and subject to the limitations set forth in the Purchase Agreement, the Assets include, among other things, the oil and gas leases described in the Purchase Agreement; the leasehold, mineral, and royalty interests in, and the production and development rights to, the Properties; all contracts, agreements, and instruments by which the Properties are bound; and all rights and interests in the drilling, spacing, or pooled units designated in the Purchase Agreement. The Purchase Agreement includes customary terms and conditions for agreements of this nature. The Purchase Agreement also contains indemnification obligations of both the Company and Lime Rock with respect to customary matters, including breaches of representations, warranties, and covenants. The closing of the transactions contemplated by the Purchase Agreement occurred concurrently with execution of the agreement on January 3, 2022.

As previously disclosed on our Form 8-K/A filed on June 13, 2014, the Company entered into a Third Amended and Restated Credit Facility, dated June 11, 2014 (as amended, modified, or supplemented, the “First Lien Debt Agreement”), by and among the Company, the financial institutions party thereto as lenders, and Société Générale, as “Issuing Lender” and administrative agent (the “First Lien Agent”).

Also, as previously disclosed on our Form 8-K filed on November 19, 2019, the Company entered into a $100,000,000 Term Loan Credit Agreement, dated November 13, 2019 (as amended, modified, or supplemented, the “Second Lien Debt Agreement”), by and among the Company, the financial institutions party thereto as lenders (the “Second Lien Lenders”), and Angelo Gordon Energy Servicer, LLC, as administrative agent (the “Second Lien Agent”). As previously disclosed in our Form 8-K filed on April 22, 2021, the Company, the Second Lien Agent, the Second Lien Lenders, and certain parties named as the Company’s guarantors (collectively, the “Second Lien Parties”) entered into a Forbearance Agreement, dated March 31, 2021, in respect of the Second Lien Debt Agreement, which was later amended by the Agreement, Amendment to Forbearance Agreement, and Amendment No. 4 to Credit Agreement, dated as of April 27, 2021, among the Second Lien Parties (as so amended, the “Forbearance Agreement”), pursuant to which the Second Lien Lenders agreed to temporarily forbear from exercising certain remedies against the Company and its guarantors with respect to the Specified Events of Default (as defined in the Forbearance Agreement) until May 6, 2021, unless terminated earlier.

Pursuant to agreements entered into on the date hereof, the Company is effectuating a restructuring of the Company’s existing indebtedness through a multi-part interdependent de-levering transaction consisting of: (i) the Sale under the Purchase Agreement; (ii) the pay down of the indebtedness and other obligations of the Company and its subsidiaries under the First Lien Debt Agreement and certain specified secured hedges (the “1L Obligations”) from the proceeds of the Sale and, to the extent necessary, other cash of the Company pursuant to the First Lien Release Agreement (as defined below); and (iii) a debt for equity exchange of the indebtedness and other obligations of the Company and its subsidiaries under the Second Lien Debt Agreement and all related loan and security documents.

Effective immediately upon the consummation of the transactions contemplated by the Purchase Agreement, the Company will apply up to 100% of the net proceeds of the Sale (the “Net Sale Proceeds”) to repay accrued interest and fees and agreed upon remaining indebtedness of the 1L Obligations (the “1L Obligation Repayment Amount”). The Company will apply cash on the balance sheet in excess of $2,000,000 to repay the 1L Obligations up to the 1L Obligation Repayment Amount to the extent that the Net Sale Proceeds are insufficient. In connection with the consummation of the Purchase Agreement transactions and the application of the Net Sale Proceeds to the Company’s 1L Obligations, the Company entered into a Settlement and Lien Release Agreement, dated as of January 3, 2022 (the “First Lien Release Agreement”), among the Company, the First Lien Agent, and the other lenders and hedge counterparties under the First Lien Debt Agreement and the related secured hedge contracts (the First Lien Agent and such other lenders and counterparties, collectively, the “First Lien Parties”). Under the First Lien Release Agreement, the First Lien Parties agreed to terminate the First Lien Debt Agreement and related loan documents and to release all 1L Obligations in excess of the 1L Obligation Repayment Amount upon payment of the Release Amount (as defined in the First Lien Release Agreement).

The foregoing description of the Purchase Agreement and the First Lien Release Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Purchase Agreement and the First Lien Release Agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Exchange Agreement

On January 3, 2022, the Company and AG Energy Funding, LLC, a Delaware limited liability company (“AGEF”) and an affiliate of the Second Lien Agent, entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which, and effective immediately upon the consummation of the transactions contemplated by the Purchase Agreement and the First Lien Release Agreement, AGEF transferred to the Company all of AGEF’s claims outstanding under the Second Lien Debt Agreement (the “Claims”) in exchange for the Company’s issuance to AGEF of 685,505 shares of the Company’s preferred stock, par value $0.01 per share, designated as “Series A Preferred Stock” (the “Preferred Stock”), having the terms set forth in the Preferred Stock Certificate of Designation (the “Certificate”; such exchange between the Company and AGEF, the “Exchange”). Effective upon the Exchange, all of the Claims in favor of AGEF were automatically deemed paid and satisfied in full, discharged, terminated, released, and cancelled for all purposes under the Second Lien Debt Agreement.

Any proceeds distributed to the Company’s stockholders or otherwise received in respect of the capital stock of the Company in a merger or other liquidity event will be allocated among the Preferred Stock and the Company’s common stock as follows: (1) first, 100% to the Preferred Stock until the Preferred Stock has received $100 million of proceeds in the aggregate (the “Tier One Preference Amount”), (2) second, 95% to the Preferred Stock and 5% to the Company’s common stock until the Preferred Stock has received $137.1 million (which is equal to the amount of the aggregate Claims outstanding under the Second Lien Debt Agreement) plus a 6.0% annual rate of return thereon from the date hereof; (3) thereafter, 75% to the Preferred Stock and 25% to the Company’s common stock. The Exchange Agreement also provides for the potential funding by AGEF of an additional amount up to $12.0 million, which may be funded following closing if agreed to by AGEF and the disinterested members of the Company’s Board of Directors. Any such additional amount funded will result in an increase to the Tier One Preference Amount equal to 1.5 x the amount of such additional funding. The shares of Preferred Stock will vote together as a single class with the Company’s common stock, and each share of Preferred Stock will entitle the holder thereof to 69 votes. Accordingly, AGEF’s ownership of the Preferred Stock will entitle it to approximately 85% of the voting power of the Company’s outstanding capital stock.

In connection with the consummation of the Exchange Agreement, on January 3, 2022, the Second Lien Parties entered into an Amendment No. 2 to Forbearance Agreement (the “Second Lien Forbearance”) with respect to the Second Lien Debt Agreement. Under the Second Lien Forbearance, the parties thereto agreed to (i) extend the temporary forbearance period under the Forbearance Agreement until January 14, 2022, unless terminated earlier by a “Forbearance Termination Event” (as defined in the Second Lien Forbearance), and (ii) amend certain other terms of the Forbearance Agreement. Subject to the terms and conditions set forth in the Second Lien Forbearance, the Second Lien Agent and the Second Lien Lenders agreed to release their liens and security interests on the Assets being sold by the Company to Lime Rock under the Purchase Agreement.

The foregoing description of the Exchange Agreement, the Certificate and the Second Lien Forbearance is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Exchange Agreement, the Certificate, and the Second Lien Forbearance, which are filed herewith as Exhibits 10.3, 3.1 and 4.1, and 10.4, respectively, and are incorporated by reference herein.

In connection with the proposed Sale of the Assets to Lime Rock, as contemplated by the Purchase Agreement, and the proposed Exchange of AGEF’s claims outstanding under the Second Lien Debt Agreement for the Preferred Stock, as contemplated by the Exchange Agreement, the Board of Directors of the Company (the “Board”) requested that Petrie Partners Securities, LLC (“Petrie”) render opinions as to whether the Purchase Price and the Exchange are fair, from a financial point of view, to the Company. Petrie represented the Company in the broadly marketed sale of the Assets and is currently acting as financial advisor to the Board and to the Special Committee of the Board in connection with the proposed Exchange. On January 2, 2022, Petrie delivered opinions to the Board, dated January 3, 2022 (the “Fairness Opinions”), stating that the Purchase Price and the Exchange are fair, from a financial point of view, to the Company.

A Special Committee consisting of Brian Melton, Ralph Cox, and Dr. Angela A. Steffen Meyer was appointed by the Board to negotiate the transactions contemplated by the Exchange Agreement. The Special Committee unanimously recommended the transactions contemplated by the Exchange Agreement to the full Board, and such transactions were unanimously approved by the Board.

Item 1.02	Termination of a Material Definitive Agreement.

As set forth in the First Lien Release Agreement, and the Exchange Agreement, the First Lien Debt Agreement and the Second Lien Debt Agreement will be terminated upon consummation of the transactions set forth in the Purchase Agreement, the First Lien Release Agreement, and the Exchange Agreement. See Item 1.01 of this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

See Item 1.01 of this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The Company’s issuance of the Preferred Stock under the Exchange Agreement, as described in Item 1.01, did not involve a public offering and was exempt from the requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act.

Item 3.03	Material Modification to Rights of Security Holders.

Upon issuance of the Preferred Stock, as described in Item 1.01, the ability of the Company to declare or pay dividends on, or purchase, redeem or otherwise acquire, shares of its common stock will be subject to certain restrictions in the event that the Company fails to pay dividends on its Preferred Stock. These restrictions are set forth in the Certificate establishing the terms of the Preferred Stock, which is filed herewith as Exhibits 3.1 and 4.1 and incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

Following the Company’s issuance of the Preferred Stock to AGEF as contemplated by the Exchange Agreement and described in Item 1.01 of this Current Report on Form 8-K, a change of control of the Company occurred. AGEF’s ownership of the Preferred Stock results in its beneficial ownership, both directly and indirectly, of approximately 85% of the voting securities of the Company. The consideration for the Preferred Stock is set forth in Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the transactions contemplated by the Exchange Agreement, Mr. Ralph F. Cox and Dr. Angela A. Steffen Meyer tendered letters of resignation to the Board in which they resigned from their positions on the Board. In accordance with the terms of the Exchange Agreement, the resignations are effective at 8:00 a.m. Houston time on January 3, 2022 (the “Closing”). At the time of their resignations, Mr. Cox served as a Class I member of the Board, Dr. Meyer served as a Class III member of the Board, and both held positions on the Company’s Audit, Compensation, and Nominating Committees, with Mr. Cox being the Chairman of the Compensation Committee and Dr. Meyer being the Chairman of the Nominating Committee. Mr. Cox and Dr. Meyer resigned from the Board given the change of control of the Company described in Item 5.01 of this Current Report on Form 8-K and in accordance with the conditions of Closing set forth in the Exchange Agreement described in Item 1.01. Mr. Robert L.G. Watson will continue to serve as a Class II member of the Board until the expiration of his term when he stands for re-election in 2023. Mr. Brian L. Melton will continue to serve as a Class III member of the Board until the expiration of his term when he stands for re-election in 2022.

In accordance with the terms of the Exchange Agreement, on January 3, 2022, the Board voted to increase the size of the Board from four to five directors and to appoint Todd Dittmann, Damon Putman and Daniel Baddeloo as members of the Board to fill the vacancies created by the resignations of Mr. Cox and Dr. Meyer and the expansion of the Board. The appointments of Todd Dittmann and Damon Putman took effect immediately following completion of the Exchange on January 3, 2022, and Daniel Baddeloo’s appointment will take effect following the mailing of a Schedule 14f-1 to the Company’s stockholders and the expiration of a ten day waiting period following such mailing. The Company expects the waiting period to expire, and Daniel Baddeloo’s appointment to take effect in January 2022. Mr. Dittmann, will fill the vacancy created by the resignation of Mr. Cox and serve as a Class I director until he or his successor is duly elected and qualified at the 2024 annual meeting of the Company’s stockholders, Mr. Putman will fill the vacancy created by the resignation of Dr. Meyer and serve as a Class III director and Mr. Baddeloo will be also be appointed to serve as a Class III direct until they or their successors are duly elected and qualified at the 2022 annual meeting of the Company’s stockholders, or in the case of all three new directors until their earlier death, resignation, retirement, disqualification, or removal. The Board intends to determine on which committees the three new directors will serve at its first board meeting following the transactions. There are no related-party transactions that would be required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act with respect to Mr. Dittmann, Mr. Putman, or Mr. Baddeloo.

All three newly appointed members of the Board are affiliated with Angelo, Gordon & Co. L.P. (“Angelo Gordon”), an affiliate of AGEF. Mr. Dittmann is a managing director and member of the executive committee, Mr. Baddeloo is a vice president, and Mr. Putman is a managing director of Angelo Gordon. Upon the effectiveness of their appointment to the Company’s Board, Mr. Dittmann, Mr. Baddeloo, and Mr. Putman will become subject to Section 16 of the Securities Exchange Act of 1934.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 2, 2022, the Board of Directors adopted an amendment to the Company’s Bylaws, which will become effective as of the closing of the transactions described in this Current Report on Form 8-K. Specifically, a new Article X was added to establish the inapplicability of the “Controlling Interest Statues” set for in the Nevada Revised Statutes Sections 78.378 through 78.3793. The foregoing description of the amendment to the Company’s Bylaws is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the amendment, which is filed herewith as Exhibits 3.1, and is incorporated by reference herein.

Item 9.01 Financial	Statements and Exhibits.

(d)    Exhibits.

3.1	Certificate of Designation of Series A Preferred Stock

3.2	Amendment to Bylaws of Abraxas Petroleum Corporation, effective January 3, 2022

4.1	Certificate of Designation of Series A Preferred Stock

10.1	Asset Purchase and Sale Agreement by and between the Company and Lime Rock

10.2	Settlement and Lien Release Agreement by and between the Company and the First Lien Agent

10.3	Exchange Agreement by and between the Company and AGEF

10.4	Amendment No. 2 to Forbearance Agreement by and between the Company and the Second Lien Agent

99.1	Press Release dated January 3, 2022

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By:	/s/ Steven P. Harris
Steven P. Harris
Vice President, Chief Financial Officer

Dated: January 3, 2022